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                                                                       EXHIBIT 5

             [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]


                                December 15, 2000



AdvancePCS
5215 North O'Connor Blvd.
Suite 1600
Irving, Texas 75039

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to AdvancePCS, a Delaware corporation (the "COMPANY"), and as special counsel to the Company's subsidiary guarantors ("SUBSIDIARY GUARANTORS") as set forth on Exhibit A hereto, in connection with the registration, pursuant to a registration statement on Form S-3 (as may be amended, the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), of the offering and sale by Rite Aid Corporation (the "SELLING STOCKHOLDER") from time to time of (i) up to $200,000,000 aggregate principal amount of Senior Subordinated Notes due 2010 (the "NOTES") issued under an Indenture (the "INDENTURE") entered into by the Company and U.S. Trust Company of Texas, N.A., as Trustee, (ii) Subsidiary Guarantees of the Notes (the "SUBSIDIARY GUARANTEES"), (iii) Class A Common Stock Purchase Warrants (the "WARRANTS") to purchase 780,000 shares of Class A Common Stock, par value $.01 per share (the "WARRANT SHARES"), issued under a Warrant Agreement (the "WARRANT AGREEMENT") entered into by the Company and the Selling Stockholder, and (iv) the Warrant Shares.

         We have examined originals or certified copies of such corporate records of the Company and Subsidiary Guarantors and other certificates and documents of officials of the Company and Subsidiary Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.



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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
AdvancePCS
December 15, 2000
Page 2


         Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

         1. The Notes have been duly authorized by all necessary corporate action on the part of the Company, are valid and binding obligations of the Company and are entitled to the benefits of the Indenture.

         2.       The Indenture is an obligation of the Company.

         3. Each Subsidiary Guarantee has been duly authorized and is a valid and binding obligation of the respective Subsidiary Guarantor.

         4. The Warrants have been duly authorized by all necessary corporate action on the part of the Company, are valid and binding obligations of the Company and are entitled to the benefits of the Warrant Agreement.

         5.       The Warrant Agreement is an obligation of the Company.

         6. The Warrant Shares have been duly authorized, and when the Registration Statement has become effective under the Act and the Warrant Shares have been issued and delivered in accordance with the terms of the Warrant Agreement, the Warrant Shares will be validly issued, fully paid and non-assessable.

         The opinions and other matters in this letter are qualified in their entirety and subject to the following:

         A. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("LAWS") of the State of New York and the Delaware General Corporation Law.

         B. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

         C. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution. We express no opinion as to the enforceability of Section 4.06 of the Indenture.



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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
AdvancePCS
December 15, 2000
Page 3

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,


                                   /s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.


                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.



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                                    EXHIBIT A

                              SUBSIDIARY GUARANTORS

PCS Holding Corporation
PCS Health Systems, Inc.
Clinical Pharmaceuticals, Inc.
PCS Services, Inc.
PCS Mail Services of Ft. Worth, Inc.
PCS Mail Services of Birmingham, Inc.
PCS Mail Services, Inc.
PCS Mail Services of Scottsdale, Inc.
Foundation Health Pharmaceutical Services, Inc.
Baumel-Eisner Neuromedical Institute, Inc.
First Florida International Holdings, Inc.
FFI Rx Managed Care, Inc.
First Florida Managed Care, Inc.
Innovative Medical Research, Inc.
Mature Rx Plus of Nevada, Inc.
Ambulatory Care Review Services, Inc.
Phoenix Communications International, Inc.
Innovative Pharmaceutical Strategies, Inc.
HMN Health Services, Inc.
AdvancePCS, L.P.
ADVP Management, L.P.
Advance Rx.com, L.P.
ADVP Consolidation, L.L.C.